Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-85501
Prospectus Supplement No. 1
(To Prospectus dated August 30, 1999)


                                 501,600 Shares

                            Dollar Tree Stores, Inc.

                                  Common Stock


     This prospectus supplement relates to the public offering, which is not being underwritten, of 501,600 shares of our common stock which is held by some of our current shareholders. This prospectus supplement should be read in conjunction with the prospectus dated August 30, 1999, which is to be delivered with this prospectus supplement.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "DLTR" On May 15, 2000, the average of the high and low price for the common stock was $60.25.


     Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page S-4 of this prospectus supplement and page 4 of the accompanying prospectus.


                         -------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.


                         -------------------------------


    =========================================================================
             The date of this prospectus supplement is May 16, 2000.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement may add, update or change information in the accompanying prospectus. If the information in this supplement is inconsistent with the accompanying prospectus, then this supplement will apply and supersede the information contained in the accompanying prospectus. For these purposes, the prospectus supplement includes all information which we may, under the rules of the Securities and Exchange Commission, incorporate by reference into this prospectus supplement.


                                TABLE OF CONTENTS

     Certain Introductory Matters.....................................     S-2
     Warning About Forward-Looking Statements.........................     S-2
     Risk-Factors.....................................................     S-4
     Experts..........................................................     S-10
     Where You Can Find More Information..............................     S-11


                          CERTAIN INTRODUCTORY MATTERS

     Dollar Tree(R), 98 CENTS Clearance Centers(R), Only $One(R), Dollar Express(R) and the related logos are our registered trademarks. Other trademarks referred to in this prospectus supplement are trademarks of their legal owners.

     This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     References to "we," "our" and "the company" generally refer to Dollar Tree Stores, Inc. and its direct and indirect subsidiaries on a consolidated basis.


                    WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the documents referred to in this prospectus contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements -- which typically use words such as believe, anticipate, expect, intend, plan or estimate -- address future events, developments or results. For example, our forward-looking statements include statements regarding:

     o    our  anticipated  comparable  store net sales and growth plans;

     o the integration of Dollar Express into our business and the effect of Dollar Express on our operating results;

     o our future operating costs, such as merchandise and shipping costs, wages and rents;

     o    the  reliability of our sources of supply in the future,  particularly
          China;

     o the capacity and performance of our existing and planned distribution centers, including opening and expansion schedules; and

     o    our expectations regarding competition.

     These  forward-looking   statements  are  subject  to  numerous  risks  and
uncertainties which may affect us, including:

     o possible difficulties in meeting our expansion goals and anticipated comparable store net sales;

     o possible delays, costs and other difficulties in integrating Dollar Express with our business;

     o possible increases in merchandise costs, shipping rates, wage levels, inflation and competition and other adverse economic factors;

     o our vulnerability to changes in our foreign trade relations and import tariffs and restrictions, particularly those affecting China; and

     o the capacity and the performance of our distribution system and our ability to expand its capacity in time to support our net sales growth.

     For  additional  discussion  of the  factors  that could  affect our actual results, performance or actions, see "Risk Factors" on page S-4 of this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference into this prospectus supplement.

     Our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions. The future events, developments or results described in this prospectus supplement or in the documents incorporated by reference into this prospectus supplement could turn out to be materially different from those we discuss or imply. We have no obligation to publicly update or revise our forward-looking statements after the date on the front cover of this prospectus supplement and you should not expect us to do so.

             -------------------------------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material nonpublic information or other confidential commercial information. Accordingly, you should not assume that we agree with any statement or report issued by any analyst regardless of the content of the statement or report. We also have a policy against issuing financial forecasts or projections or confirming those issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. Information on our web site or in our promotional literature is not incorporated into this prospectus supplement and you should not rely on that information.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the specific risk factors listed below, together with all other information included or incorporated in this prospectus supplement before you decide to invest in our common stock. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be adversely affected in a material way. If that happens, the market price of our common stock would likely decline, and you could lose all or part of your investment.

We may not be able to meet our aggressive expansion goals

     Our net sales growth will be jeopardized if we cannot continue to add stores and store support systems in a profitable, timely and efficient manner. As a single price point retailer, we cannot increase our sales price. We rely on new and larger stores to increase sales. Not including our merger with Dollar Express in May 2000, we expect to add 225 to 235 stores during 2000 and expand total square footage of our stores by approximately 23% to 25%. We have also added 106 single-price point stores and 25 multi-price point stores in the merger. (For a discussion of the Dollar Express merger, see "We may experience difficulties..." and "Costs associated with the Dollar Express merger..." on the following page.) Management believes that we are well positioned to add new stores and support systems. However, we may not achieve our targets for opening new stores, and we may not expand profitably and efficiently. Any of these events could have a material adverse effect on our business and results of operations.

         Managing our growth has become more complex because we are now operating in 35 states from coast to coast. We may not anticipate all the challenges that our expanding operations will impose on our systems and personnel. Our growth depends in part on whether we can:

     o supply an increasing number of stores with the proper mix and amount of merchandise;

     o successfully add and operate larger stores, with which we have less experience;

     o hire, train and retain an increasing number of qualified employees -- including associates, managers, and executives -- at affordable rates of compensation;

     o find, sign leases for, build-out improvements for and open suitable store sites on a timely basis and on favorable economic terms, including in new geographic markets, where we have no or limited experience, and in our established geographic markets, where new stores may draw sales away from our existing stores; and

     o    expand and upgrade  distribution  centers and internal  store  support
          systems  in  an  efficient,   timely  and  economical  manner  without
          materially slowing our rate of growth.

We may experience difficulties in integrating Dollar Express with our operations

     The anticipated benefits of the merger with Dollar Express will not be achieved unless we can combine our operations in an efficient and effective manner. We may experience delays, unexpected costs and other difficulties in integrating Dollar Express. These difficulties may have a material adverse effect on the business and operating results of the combined company. The Dollar Express merger requires the integration of Dollar Express's merchandise purchasing, store operations, shipping and receiving operations, real estate leasing functions, and management team with those of Dollar Tree. We believe that the continued employment of Dollar Express's operations personnel and certain members of Dollar Express's management team is critical to the successful integration and operation of the combined company. We may not be able to retain these employees. Moreover, full integration of the two organizations will require considerable time and effort on the part of Dollar Tree's management.

Costs associated with the Dollar Express merger will reduce our net income

     We anticipate that the costs associated with the Dollar Express merger and integration will be approximately $6.0 to $7.0 million. These costs will have a material adverse effect on the operating results of the combined company, especially in the second quarter of 2000 when they will be charged to operations. Moreover, we may not have anticipated all of the costs that will be generated by the merger and integration process. We expect that the merger will be accretive to our net income per share in 2000 before consideration of one-time costs associated with the merger and integration. However, because we believe such costs will exceed the financial synergies we realize in 2000, we expect the merger to be dilutive in 2000 when we include such costs. To achieve these synergies, we must improve the quality and decrease the cost of Dollar Express's merchandise as well as identify and eliminate redundant operations. We may experience delays in, or be unable to achieve, our expected financial synergies.

We could encounter unforeseen disruptions or costs in receiving merchandise in our distribution centers and shipping it to our stores

     Our future success depends on our ability to obtain merchandise from suppliers and ship it to our stores in a timely and cost efficient manner. There is little excess capacity in our current distribution system and our rapid growth, including the stores we added in the Dollar Express merger, places significant pressure on this critical function. Moreover, we may experience higher than expected costs and disruptions in integrating the Dollar Express distribution system with our own. We may not be able to anticipate or respond to all the changing demands of our expanding operations and some of these demands may be beyond our ability to control. Disruptions, delays or costs relating to our receiving and distribution systems could have a material adverse effect on our business or results of operations.

     We currently operate distribution centers in Chesapeake, Virginia; Olive Branch, Mississippi; Chicago, Illinois; Stockton, California; and Philadelphia, Pennsylvania. We plan to open a distribution center in Savannah, Georgia in the first quarter of 2001. Some of the factors that could have an adverse effect on our distribution and receiving systems, business and results of operations are:

     o Dollar Express distribution system. Dollar Express ships inventory to its stores more frequently than Dollar Tree. Within a short time-frame, we must understand Dollar Express's challenging distribution requirements, manage their distribution network, and integrate the Dollar Express distribution system with our own. We expect this will require a significant commitment from our management team. Among other things, we must modify our inventory management system to cope with Dollar Express's demands and improve the performance of Dollar Express's distribution system to Dollar Tree's standards. Dollar Express's existing distribution system is not adequate to support the future operation of their stores.

     o Expansion, replacement and addition of distribution centers. We must expand, replace and build new distribution centers on a tight and demanding time schedule in order to accommodate our aggressive growth plans.

     o Continuing costs associated with replaced distribution centers. In 1998, we replaced our Memphis, Tennessee distribution center with our fully automated distribution center located in Mississippi. In January 2000, we replaced our Sacramento, California distribution center with our new facility located in Stockton, California. We will remain liable for rent and pass-through costs under the Memphis lease until September 2005 and the Sacramento lease until June 2008. The lease for the main Philadelphia distribution center does not expire until December 31, 2002. We may not be able to secure an acceptable long-term sublease for these sites or other leased sites we may replace in the future.

     o Natural or man-made disasters. A fire, explosion, hurricane, tornado, flood, earthquake or other disaster at any of our distribution facilities could result in a significant disruption in our distribution system, particularly because there will be little excess capacity in our system for the foreseeable future. The facilities in California and Mississippi are susceptible to earthquakes. The facilities in Mississippi, Virginia and Georgia are susceptible to hurricanes.

Economic conditions such as inflation could adversely affect our business

     Our future success depends on our ability to manage the effect of future changes in economic conditions in the United States -- where we both buy and sell merchandise -- and in China and Asia --where we buy a large portion of our merchandise. Inflation, particularly in the areas of operating, labor and merchandise costs, affects our business significantly. Past increases in minimum wage and trans-Pacific ocean shipping rates have had an important effect on our results of operations. Any future increases are also expected to have an impact on our results of operations. As a fixed price point retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to offset a cost increase in one area by finding cost savings or operating efficiencies in another area. We may not realize future cost savings or operating efficiencies that will offset future cost increases. Our failure to realize offsetting cost savings or operating efficiencies could have a material adverse effect on our business and results of operations.

We rely on imported merchandise, especially from China

     Our future success depends on whether we can import an increasing quantity of merchandise at favorable costs. Merchandise imported directly from overseas manufacturers and agents accounts for approximately 40% to 45% of total purchases at retail. In addition, our management believes that a small portion of the non-consumable goods that we purchase from domestic vendors is imported. China is the primary source of our imports. While we do not expect to significantly increase imports as a percentage of our merchandise, imported goods are less expensive than domestic goods and have contributed significantly to our historically favorable profit margins.

     In the event Chinese or other imported merchandise becomes more expensive or unavailable, we believe we could find alternative sources of supply. However, the transition to alternative sources may not occur in time to meet our demands. Products from alternative sources could also be of lesser quality and more expensive than those we currently import. As a result, a disruption in the flow of imported merchandise or an increase in the cost of those goods could have a material adverse effect on our business and results of operations. Imported goods present significant risks including:

     o    disruptions in the flow of imported goods because of factors such as:

          o    material shortages, work stoppages, strikes and political unrest;

     o economic crises, such as those experienced by the countries of Southeast Asia beginning in 1998;

     o    shipping container shortages;

     o international disputes, such as tensions resulting from China's claims to sovereignty over Taiwan and NATO's bombing of China's embassy in Yugoslavia; and

          o    increases  in  the  cost  of  purchasing   or  shipping   foreign
               merchandise, resulting from failure to renew normal trade relations with China, formerly known as "most favored nation" trading status;

     o    import duties, import quotas and other trade sanctions;

     o    shipping rate increases imposed by the trans-Pacific  shipping cartel;
          and

     o poor compliance by certain foreign manufacturers with U.S. laws governing the design, manufacture, packaging and labeling of products.

     Chinese goods imported into the United States currently enjoy favorable duties because the United States grants China normal trade relations. China's favorable trade status is reviewed on an annual basis and is currently extended through July 2, 2000. In November 1999, the United States and China finalized an agreement concerning China's future membership in the World Trade Organization. In conjunction with this process, President Clinton has asked Congress to remove normal trade relations with China from annual review. However, there continues to be significant political opposition to the permanent extension of normal trade relations with China. Failure to renew normal trade relations could have a material adverse effect on our business and results of operations. For example, administration officials testified in June 1999 that ending normal trade relations with China would raise tariffs on Chinese products from their current overall trade-weighted average of 4% to an estimated 44%. Even if normal trade relations with China become permanent, the United States could impose punitive trade sanctions on Chinese goods for a variety of reasons. In 1995, the United States threatened to impose punitive trade tariffs on certain categories of Chinese goods in response to China's failure to protect the intellectual property of U.S. businesses. Although no punitive import duties are currently imposed, these duties could equal as much as 100% of the cost of certain Chinese goods. Depending on the goods affected, an increase in tariffs or the imposition of trade restrictions could impose significantly higher purchasing costs on our company.

Our operating results, including comparable store net sales, could fluctuate significantly

      We have experienced fluctuations in our net sales growth, comparable store net sales, operating income and net income, and we expect those fluctuations to continue. Changes in our quarterly and annual operating results, including comparable store net sales, could cause the price of our common stock to fluctuate substantially. We experience a disproportionately large amount of our net sales and a substantial majority of our income during the Christmas and Easter seasons. If for any reason our net sales were below seasonal norms during the Christmas or Easter season, our operating results would be materially adversely affected. Our results of operations, including comparable store net sales, fluctuate for a variety of reasons, including:

     o    shifts in the timing of certain holidays;

     o    the timing of new store openings;

     o    the net sales contributed by new and expanded stores;

     o    changes in our merchandise mix;

     o    competition; and

     o    economic and weather conditions.

     Over the past few years annual comparable store net sales have increased at least 5% each year. We believe that future comparable store net sales increases, if any, will be lower than those experienced in the past. Our business plan calls for a two to three percent increase in comparable store net sales in 2000. In any quarter, however, comparable store net sales may be lower than our annual average.

We may have difficulty obtaining enough quality, low-cost merchandise to sell profitably at our fixed $1.00 price point

     Our future success depends on our ability to buy larger quantities of quality merchandise at low prices. We cannot maintain our gross profit margins if the cost of our merchandise increases significantly because we sell only at the fixed $1.00 price point at substantially all of our stores. Any disruptions in the availability of quality, low-cost merchandise in sufficient quantities to maintain our growth could have a material adverse effect on our business and results of operations. Quality, low-cost merchandise may not be available in the future, or it may not be available in the quantities necessary for our expansion. We do not have long term or continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other retailers including wholesalers, discount chains, mass merchandisers, food markets, drug chains and club stores.

We expect to encounter increasing competition in the future

     The retail industry is highly competitive. Our competitors include mass merchandisers (such as Wal-Mart), discount stores (such as Dollar General), closeout stores (such as Odd Lots and Big Lots) and other variety stores. In past years, other single-price point retailers have not been significant competitors.

However, we expect that our expansion plans as well as the expansion plans of other single-price point retailers such as 99 Cents Only Stores based in Southern California will bring us increasingly into direct competition. Moreover, there are no significant economic barriers to other companies becoming single-price point retailers. Increased competition may have a material adverse effect on our business, comparable store net sales and results of operations.

The substantial number of shares that are eligible for public sale may adversely affect our stock price

     There are relatively few restrictions on the resale of our common stock, and a large number of shares of common stock are eligible for public sale. Sales of substantial amounts of these shares in the public market, or the perception that such sales could occur, could have a material adverse impact on the market price for our common stock. Significant sources of future public sales of our common stock include:

     o Option shares. As of April 26, 2000, there were outstanding options under our stock option plans for the purchase of up to approximately
          4.1 million shares. About 1.9 million of these option shares have vested and could be purchased. Substantially all of the shares issuable under our stock option plans have been registered under the Securities Act, and the vast majority of these shares are freely tradable without restriction.

     o Warrant shares. Before we went public in 1995, we issued warrants for the purchase of up to 5,584,900 shares. These warrants can be exercised at any time. Upon exercise, these warrant shares will be restricted.

     o Restricted shares. As of April 26, 2000, approximately 11.7 million shares of our common stock were held by persons who acquired them through private transactions that were not registered under the Securities Act. The prospectus to which this supplement relates is part of a registration statement registering 501,600 of such shares for ongoing resale. In addition, up to 6 million additional restricted shares were issued in connection with our Dollar Express merger.

The holders of our restricted shares, including warrant shares, can generally require that the company register their shares for resale, subject to certain limitations. Even when shares are not registered for resale, the SEC permits the holder of common stock who has held shares for one year to sell the stock into the public market subject to certain volume and other limitations and allows a person who has held shares for two years to sell without limitation. However, our affiliates are always subject to the volume limit.

Our common stock price may be volatile, which could result in substantial losses to investors in our common stock

     The trading price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to a variety of internal and external factors, some of which are beyond our control, including:

     o    trade and political relations with China;

     o the inflation rate, interest rates, shipping rates, increase in the minimum wage and general economic conditions;

     o quarterly variations in our operating results, including those which may result from our merger with Dollar Express;

     o sale of shares of our option shares, warrant shares, and restricted shares into the public market; and

     o    changes in financial estimates by securities analysts.

Shareholders may not be able to resell their common stock at or above the public offering price as a result of a possible decline in price after this offering. Moreover, the stock market has experienced significant price and volume fluctuations over the past several years that have often been unrelated or disproportionate to the operating performance of particular companies. The trading prices of many companies' stocks, including ours, are at or near historical highs. These trading prices may not be sustained.

Our articles of incorporation and by-laws could delay or discourage an acquisition or sale of Dollar Tree

     Our articles of incorporation and by-laws contain provisions that may delay or discourage a takeover attempt that a shareholder might consider in his best interest. These provisions, among other things:

     o classify our board of directors into three classes, each of which serves for different three-year periods;

     o provide that only the board of directors, chairman or president may call special meetings of the shareholders;

     o    establish   certain  advance  notice  procedures  for  nominations  of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings;

     o require a vote of the holders of more than two-thirds of the shares entitled to vote in order to remove a director or amend the foregoing and certain other provisions of the articles of incorporation and bylaws; and

     o    permit  the  board  of  directors,   without  further  action  of  the
          shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock.

                                     EXPERTS

     The consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.dollartree.com or at the SEC's web site at http://www.sec.gov.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     o Our Annual Report on Form 10-K for the year ended December 31, 1999, filed March 17, 2000, including certain information in our definitive Proxy Statement in connection with our 1999 Annual Meeting of Shareholders and certain information in our Annual Report to Shareholders for the fiscal year ended December 31, 1999;

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 10, 2000;

     o    Our Current  Reports on Form 8-K filed on April 11 and April 27, 2000;
          and

     o The description of our common stock contained in its registration statement on Form 8- A filed February 28, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Dollar Tree Stores, Inc.
                            Shareholder Services
                            500 Volvo Parkway
                            Chesapeake, Virginia 23320
                            (757) 321-5000

                                 501,600 Shares

                            Dollar Tree Stores, Inc.

                                  Common Stock



     This prospectus relates to the public offering, which is not being underwritten, of 501,600 shares of our common stock which is held by some of our current shareholders.


     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.


     Our common stock is quoted on the Nasdaq National Market under the symbol "DLTR" On August 27, 1999, the average of the high and low price for the common stock was $36.00.


     Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.


                         -------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                         -------------------------------


    =========================================================================
                 The date of this prospectus is August 30, 1999.

                          CERTAIN INTRODUCTORY MATTERS

     References to "we," "our" and "the company" generally refer to Dollar Tree Stores, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to "Dollar Tree" and "98 CENTS Clearance Centers" generally refer to the distinct store types.

     Dollar Tree(R), 98 CENTS Clearance Centers(R), Only $One(R) and their respective logos are registered trademarks of the Company. Other trademarks referenced herein are trademarks of their respective legal owners.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Dollar Tree, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have made "forward-looking statements" in this document (and certain documents we refer to in this document) as that term is used in the Private
Securities Litigation Reform Act of 1995. Such statements are based on the beliefs and assumptions of our management, and on information currently available to our management. The assumptions, beliefs and current information could be mistaken.

     Forward-looking statements include the information concerning our operations, economic performance and financial condition and also include any statements preceded by, followed by or including words such as "believe," "anticipate," "expect," "intend," "plan" or "estimate." Any statements concerning the anticipated performance of the Company in future periods could be inaccurate and are subject to risks relating to, among other things:

     o    possible  difficulties  in  meeting  our  expansion  goals,  including
          anticipated   store  openings,   growth  in  same-store   sales,   and
          development of large-format stores;

     o dependence on imports and vulnerability to import tariffs and restrictions, particularly non-renewal of normal trade relations, the possible imposition of punitive duties, and factors relating to China;

     o adverse economic factors and increases in our costs, including shipping rate increases, possible increases in the minimum wage, and general inflation;

     o    potentially   limited    availability   of   low-cost,    high-quality
          merchandise;

     o the capacity and the performance of our distribution system and its ability to cope with our expansion plans as well as unforeseen difficulties;

     o    increasing competition in the discount retail market; and

     o the potential failure of the computer systems that support our business (including systems supporting our vendors and suppliers both in the United States and abroad) to recognize the year 2000.

     For additional discussion of the factors that could affect our actual results, performance or actions, see "Risk Factors" in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference into this prospectus.

                                   THE COMPANY

     Dollar Tree's principal executive offices are located at 500 Volvo Parkway, Chesapeake, Virginia 23320. Dollar Tree's telephone number is (757) 321-5000.


                                  RISK FACTORS

     An investment in our company involves a high degree of risk. You should carefully consider the specific risk factors listed below, together with the cautionary statements on the inside front cover of this prospectus and the other information included or incorporated in this prospectus before purchasing the common stock.

We may not be able to meet our aggressive expansion goals

     Our continued growth will be jeopardized if we cannot continue to aggressively and steadily expand the number of our stores and related support systems in a profitable and efficient manner. We expect to add 230 to 235 stores during 1999, bringing our total number of stores to 1,386 to 1,391. Management believes that the Company is well positioned to operate our new stores and expand our support systems profitably and efficiently. However, we may not achieve our targets for opening new stores in this or future years and we may not anticipate all the changing demands that our expanding operations will impose on our systems and personnel. Our failure to efficiently and profitably execute our expansion plans could have a material adverse effect on our business and results of operations.

     We expect the primary source of our future revenue growth to be new store openings. As a fixed $1.00 price point retailer, we cannot increase the sales price of our merchandise to support revenue growth. Moreover, we believe that future increases in sales at our existing stores, if any, will be lower than those experienced in the past, increasing the importance of new store openings to our growth.

     Managing our future growth has become more complex because we are now operating "large format" stores to supplement our traditional Dollar Tree stores. The new format includes stores ranging from 7,000 to 14,000 square feet in size and generally sells more consumable merchandise. Through recent mergers we have also added sixty-six "98 Cents Clearance Center" stores on the West Coast and twenty-four "Only $One" stores in New York -- substantially all of which are large format stores.

     In expanding our store base and deploying the larger format, we are likely to encounter numerous challenges. Some of these challenges may be difficult to manage in the context of our aggressive growth plans. Still others may be impossible to manage as they are entirely controlled by outside economic factors. Our success depends on whether we can, among other things:

     o supply an ever increasing number of stores with the proper mix and amount of merchandise -- a task made even more difficult now that we operate stores from coast to coast and use two store formats,

     o hire, train and retain an increasing number of qualified employees -- including associates, managers, and executives -- at affordable rates of compensation,

     o    obtain an increasing quantity of high quality, low cost merchandise,

     o identify, secure leases for, build-out, and open suitable store sites on a timely basis and on favorable terms,

     o successfully locate and operate stores in new geographic markets, where we have no or only limited store operations, and in our established geographic markets, where some of our new stores may compete with our existing stores for customers, and

     o expand internal store support systems, such as new distribution centers, in an efficient, timely and economical manner.


Adverse economic conditions such as inflation could affect our business

     Our future success depends on our ability to manage the effect of future changes in economic conditions both in the United States -- where we sell merchandise -- and in Asia -- where we buy a large portion of our merchandise. Inflation, particularly in the areas of operating, labor and merchandise costs, also affects our business significantly. For example, increases in hourly minimum wage rate and trans-Pacific shipping rates in recent years have increased our payroll and shipping costs.

     The federally mandated minimum wage increased by $0.50 per hour on October 1, 1996 and by an additional $0.40 per hour on September 1, 1997. These changes increased payroll costs by approximately $5 million in 1998. Proposals now before the U.S. Congress call for increasing the federal minimum wage by an additional $1.00 an hour over two or three years. We expect that this or any comparable increase in the minimum wage, if eventually passed into law, would significantly increase our payroll costs.

     In May 1998, a trans-Pacific ocean-shipping cartel imposed a freight rate increase on U.S. imports from Asia. Effective May 1, 1999, the cartel imposed a further rate increase. We believe the new rates will increase our shipping costs by approximately $4 million in 1999.

     As a fixed price point retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to offset a cost increase in one area by finding cost savings or operating efficiencies in another area. We cannot assure you that we will be able to realize future cost savings or operating efficiencies that will offset all future cost increases. Our failure to realize offsetting cost savings or operating efficiencies could have a material adverse effect on our business and results of operations.


We rely heavily on imported merchandise, especially from China

     Our future success also depends on whether we can import an increasing quantity of quality merchandise at favorable costs. We rely heavily on foreign direct and indirect imports, which account for a majority of our inventory. China is the source of a substantial majority of our direct imports and, we believe, it is also the largest source of our indirect imports. We primarily import goods from Hong Kong and Taiwan (through which our Chinese imports flow), Thailand, Mexico, Indonesia, Italy and India.

     Imported goods are less expensive than domestic goods and have contributed significantly to our profit margins. However, imported goods present significant risks including:

     o    disruptions in the sourcing and supply of foreign goods,

     o increases in the cost of purchasing or shipping foreign merchandise, and

     o inconsistent compliance by certain foreign manufacturers with U.S. laws governing the design, manufacture, packaging and labeling of products.

These risks may arise because of a variety of political and economic factors, including:

     o loss of normal trade relations, formerly known as "most favored nation" trading status, import duties, import quotas, and other trade sanctions,

     o a lack of preparedness in China and other Asian countries for the Year 2000 problem, which could result in an unstable supply of electricity, water, and other utilities and services provided by foreign governments,

     o    material shortages, work stoppages and strikes,

     o economic crises, such as those experienced by the countries of Southeast Asia beginning in 1998,

     o international disputes, such as the tensions between China and Taiwan and those which followed NATO's bombing of China's embassy in Yugoslavia, and

     o    internal political unrest.

     Chinese goods imported into the United States have been subject to favorable duties because China is granted normal trade relations. The American government reviews China's trade status on an annual basis and renewed normal trade relations with China on July 27, 1999 for another year. However, there is significant political opposition to the extension of normal trade relations with China because of a variety of issues, including China's trade surplus with the United States, its failure to open its markets adequately to U.S. businesses, its human rights record, its alleged interference in U.S. national elections, and its acquisition and sale of weapons and sensitive U.S. military technology. U.S. government officials testified in June 1999 that ending normal trade relations with China would raise tariffs on Chinese products from their current trade-weighted average of 4% to an estimated 44%, and, depending on the extent of tariffs and the nature of goods affected, such an increase could impose significantly higher purchasing costs on our company.

     In addition, the United States could impose trade sanctions on Chinese goods. In 1995, the United States threatened to impose punitive trade tariffs on certain categories of Chinese goods in response to China's failure to protect the intellectual property of American businesses.

     In the event the potential risks described above actually arise, we believe we could find alternative sources of supply to our imports that become unavailable or too costly. However, the transition to alternative sources of supply may not occur in time to meet our demands and products from alternative sources may be of lesser quality and more expensive than those we currently import, which could have a material adverse effect on our business and results of operations.


We may have difficulty obtaining enough quality, low-cost merchandise

     Our future success depends upon our ability to select and purchase quality merchandise at attractive prices to maintain a balance of regularly available core products and a changing mix of fresh merchandise at the $1.00 price point. We have historically been able to locate and purchase quality merchandise, but such merchandise may not be available in the future, or it may not be available in quantities necessary to accommodate the expansion of our company. We do not have continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both our existing suppliers and new sources, for which we compete with wholesalers, discount chains, mass merchandisers, food markets, drug chains, club stores, other retailers and various small privately-held companies and individuals. Although we are not dependent on any single supplier or group of suppliers, our business and results of operations could be adversely affected by a disruption in the availability of sufficient quantities of high quality, affordable merchandise.


We could encounter unforeseen disruptions or costs in receiving and distribution

     Our future success also depends on whether we obtain inventory from suppliers and ship them to our stores in a timely and cost efficient manner. Substantially all of our inventory is shipped or pickedup directly from suppliers and delivered to our distribution centers in Chesapeake, Virginia, Olive Branch, Mississippi, North Highlands, California and Chicago, Illinois. The inventory is then processed and distributed to our stores. The orderly operation of our receiving and distribution process depends on effective management of our distribution centers and strict adherence to shipping schedules (especially those from Asia).

     Our rapid growth places significant pressure on our distribution and receiving systems. Some of the factors that could have an adverse effect on our distribution and receiving systems are:

     o Expansion, replacement and addition of distribution centers. The distribution center in North Highlands, California is currently near its maximum capacity. During the first quarter of 2000, we expect to replace the North Highlands facility with a leased distribution center now under construction in Stockton, California. Management expects the Stockton facility will eventually service 300 to 400 large format stores when it is fully automated. In the foreseeable future, we will be required to expand, replace and build other distribution centers on a tight and demanding time schedule in order to accommodate our aggressive growth plans.

     o Costs associated with replaced distribution center sites. We will remain liable for rent and pass-through costs under the North Highlands lease until June 2008, at a current annual cost of approximately $641,000. We may not be able to secure an acceptable sublease for this site or other leased sites we may replace in the future.

     o Shipping disruptions. The economic crisis in Southeast Asia resulted in a shipping container shortage in 1998. We can give no assurance that shipping disruptions will not occur in the future. We may be forced to alter our shipping schedules in the future to react to shipping disruptions. In turn, this could create bottlenecks in the receipt of goods by the distribution centers and adversely affect the orderly and timely distribution of goods to our stores.

     o Unionization of our work force. From time to time, the International Brotherhood of Teamsters has actively attempted to organize our employees at our Chesapeake and Chicago distribution centers. Unionization of a portion of our distribution center workforce could result in labor disagreements that could cause a disruption in the receipt or distribution of merchandise.

     o Natural or man-made disasters. A fire, explosion, hurricane, tornado, flood, earthquake or other disaster at our distribution facilities could result in a significant disruption in the receipt and distribution of goods. The facilities in California and Mississippi are susceptible to earthquakes and the facilities in Mississippi and Virginia are susceptible to hurricanes. Although we maintain business interruption and property and casualty insurance, a disaster could significantly disrupt the distribution of goods to our stores for an extended period of time.

Although management believes that our receiving and distribution process is efficient and well-positioned to support our expansion plans, there is little excess capacity in our current systems. We may not be able to anticipate or respond to all the changing demands of our expanding operations or to events beyond our control. Any of the foregoing risks could have a material adverse effect our business and results of operations.


We expect to encounter increasing competition

     The retail industry is highly competitive. Our competitors include mass merchandisers (such as Wal-Mart), discount stores (such as Dollar General), closeout stores (such as Odd Lots and Big Lots) and other variety stores. In past years, our principal competitors have not been other single price point retailers. However, we expect that the expansion plans of other single price point retailers will bring us increasingly into direct competition. Increased competition could have a material adverse effect on our business and results of operations.


We may experience disruptions caused by the failure of computers to recognize the year 2000

     Our company and our suppliers use computer software programs for a variety of essential tasks, such as purchasing, distribution, store management, financial systems and various administrative functions. Software applications in these computers may be unable to interpret the upcoming calendar year 2000 and beyond properly. We are in the process of evaluating and adjusting or replacing all of our known date-sensitive systems for year 2000 compliance. We believe the total costs of modifying our current systems will not exceed $275,000 and that we will not have to defer any information technology projects to address the year 2000 issue. However, we cannot guarantee that unknown problems will not arise, resulting in remediation costs or disruptions of our business that could have a material adverse effect on our business and results of operations.

     Additionally, we are continuing to communicate with service providers and domestic suppliers of merchandise to assess their Year 2000 readiness and the extent to which we may be vulnerable to any third parties' failure to correct their own Year 2000 issues. Many of these parties have stated that their ability to supply us will not be affected by the Year 2000 issue. However, we cannot be sure of their timely compliance and our operations could suffer due to the failure of a significant third part to become Year 2000 compliant.

     We feel we are unable to adequately assess the potential effect of Year 2000 problems on our international suppliers, particularly in China. Several recent studies suggest that the preparedness of China and other Asian countries is considerably less than that of the United States and Europe, particularly in the fields of manufacturing and utilities. We cannot predict the duration or severity of any disruptions which may occur in China or the home countries of our other overseas suppliers. In addition, we have evaluated the preparedness of third parties who handle our international merchandise shipping for China. We believe these third parties are substantially Year 2000 compliant.

     Although we anticipate that minimal business disruption will occur as a result of Year 2000 issues, possible consequences include, but are not limited to, loss of communications links with store locations, customs delays, loss of electric power, and the inability to process transactions or engage in similar normal business activities. In addition, the United States and other world economies could witness unusual purchasing patterns or other disruptions if large numbers of consumers believe interruptions in power, communications, water or food supplies are likely, regardless of the actual risks. Any such disruptions could affect our business operations. With the substantial completion of the assessment, implementation and testing phases of our plan, we are now in the process of analyzing reasonably likely worst-case scenarios in order to establish appropriate contingency plans. We expect to establish any needed contingency plans by early in the fourth quarter of 1999.

     The Year 2000 problem, particularly a failure in our normal merchandise supply chain from China or other overseas suppliers, could have a material adverse effect on our business and results of operations.

     Note: This section is a Year 2000 readiness disclosure as defined under the Year 2000 Information and Readiness Disclosure Act of 1998.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common stock in this offering.


                              PLAN OF DISTRIBUTION

     Dollar Tree is registering all 501,600 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Tehan's Merchandising, Inc. Our wholly-owned subsidiary merged with Tehan's Merchandising, which as the surviving corporation changed its name to Dollar Tree New York, Inc. and became our wholly-owned subsidiary. Dollar Tree will receive no proceeds from this offering. The Selling Shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     o in privately negotiated transactions, including but not limited to exchange trusts or similar exchange vehicles.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any


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



such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. The company will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     The company will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such Selling Shareholder and of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o    that such broker-dealer(s) did not conduct any investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus, and

     o    other facts material to the transaction.

     In addition, upon being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, the company will file a supplement to this prospectus.


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



     The company will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.


                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Dollar Tree within the past three years other than as a result of the ownership of the shares or other securities of Dollar Tree. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.



                                Number of Shares  Percent of    Number of Shares
                                Beneficially      Outstanding   Registered for
Name of Selling Shareholder     Owned             Shares        Sale Hereby(1)
---------------------------     ----------------  -----------   ----------------

Basil Tehan (2)                 100,320           *             100,320
Fred Tehan (2)                  100,320           *             100,320
Richard Tehan (2)               100,320           *             100,320
Robert Tehan (2)                100,320           *             100,320
Steven Tehan (2)                100,320           *             100,320
                                =======           ======        =======
         Total                  501,600           *             501,600

*        Represents beneficial ownership of less than 1%.

(1) This registration statement also shall cover any additional shares of stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Dollar Tree's outstanding shares of common stock.
(2) The figure for each Selling Shareholder includes 5,016 shares held of record by Steates, Remmell, Steates & Dziekan, a New York partnership, as escrow agent under an Escrow Agreement dated June 30, 1999. Such shares held by the escrow agent may be sold under this prospectus for the benefit of the shareholder, provided the proceeds from such sale will be held until at least June 30, 2000 as security for the shareholder's indemnification obligations under the Escrow Agreement and the Merger Agreement dated June 15, 1999, as amended on June 22, 1999, with Dollar Tree.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Dollar Tree by Hofheimer Nusbaum, P.C., Norfolk, Virginia.

                                     EXPERTS

     The consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.dollartree.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     1. Annual Report on Form 10-K for the year ended December 31, 1998, filed March 25, 1999, including certain information in Dollar Tree's
          Definitive Proxy Statement in connection with Dollar Tree's 1999 Annual Meeting of Shareholders and certain information in Dollar Tree's Annual Report to Shareholders for the fiscal year ended December 31, 1998;

     2. Dollar Tree's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, filed May 13, 1999 and for the quarter ended June 30, 1999, filed August 10, 1999;

     3. Dollar Tree's Current Reports on Form 8-K filed April 27, 1999, June 10, 1999, July 22, 1999 and August 18, 1999; and

     4. The description of Dollar Tree common stock contained in its registration statement on Form 8-A filed February 28, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Dollar Tree Stores, Inc.
                            Shareholder Services
                            500 Volvo Parkway
                            Chesapeake, Virginia 23320
                            (757) 321-5000

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. You also should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.


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


===================================          ===================================


-------------------------------
        TABLE OF CONTENTS                              501,600 Shares
-------------------------------


                                                  Dollar Tree Stores, Inc.
Certain Introductory Matters             2

A Warning about Forward-Looking
Statements                               3            Common Stock

The Company                              4            ------------

Risk Factors                             4             PROSPECTUS

Use of Proceeds                          8            ------------

Plan of Distribution                     9

Selling Shareholders                    12          August 30, 1999

Legal Matters                           13

Experts                                 13

Where You Can Find More Information     14





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